Exhibit 99.1

PRESS RELEASE

INX Announces 4th Quarter and Year Results

HOUSTON--(BUSINESS WIRE)--March 5, 2009--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced results for its fourth quarter and year ended December 31, 2008.

FOURTH QUARTER 2008:

For the quarter ended December 31, 2008 compared to the same period in the prior year:

•	Total revenue increased 12.3% to $63.6 million from $56.6 million.
•
Product revenue increased 6.2% to $51.6 million from $48.6 million, with gross profit on product revenue increasing 1.0% to $8.8 million on slightly lower margins of 17.1% of product revenue, compared to $8.8 million, or 18.0% of product revenue.

•
Service revenue increased 49.8% to $12.0 million from $8.0 million, with gross profit on service revenue increasing 10.8% to $3.1 million on lower margin of 25.9% of service revenue, compared to $2.8 million, or 35.0% of service revenue.

•	Gross profit on total revenue increased 3.4% to $11.9 million on reduced gross margin of 18.8% of total revenue, compared to $11.5 million, or 20.4% of total revenue.
•	Operating loss was $15.1 million compared to operating income of $1.1 million after the combined effect of certain unusually large expenses in the 2008 quarter:
o
$13.1 million non-cash charge related to the impairment of goodwill, intangible assets and property and equipment representing the difference between the fair value of various reporting units and the carrying values of these units

o	$466,000 related to bad debt expense
o	$311,000 in severance expense related to a cost reduction program
o	$140,000 related to litigation settlement
•	Net loss was $15.2 million compared to net income of $1.3 million.
•	Diluted loss per share was $1.75 compared to diluted income per share of $0.16.
•
Non-GAAP (see attached schedule which reconciles to GAAP earnings per share) net loss was $1.5 million compared to non-GAAP net income of $1.1 million; and non-GAAP diluted loss per share was a loss of $0.17 compared to non-GAAP diluted income per share of $0.14.

YEAR-END 2008:

Results for twelve months ended December 31, 2008 compared to the same period in the prior year:

•	Total revenue increased 24.6% to $259.2 million from $208.0 million.
•
Product revenue increased 18.2% to $213.1 million from $180.3 million, with gross profit on product revenue increasing 19.3% to $37.9 million, or 17.8% of product revenue, compared to $31.7 million, or 17.6% of product revenue.

•
Service revenue increased 66.4% to $46.0 million from $27.7 million, with gross profit on service revenue increasing 68.0% to $13.3 million, or 28.8% of service revenue, compared to $7.9 million, or 28.6% of service revenue.

•	Gross profit on total revenue increased 29.0% to $51.2 million, or 19.7% of total revenue, compared to $39.7 million, or 19.1% of total revenue.
•	Operating loss, including the impact of the above-referenced unusually large expense items, was $10.7 million compared to operating income of $3.5 million
•	Net loss was $12.6 million compared to net income of $3.7 million.
•	Diluted loss per share was $1.55 compared to diluted income per share of $0.47.

•	Non-GAAP net income was $3.8 million compared to $4.0 million; non-GAAP diluted income per share was $0.47 compared to $0.50.

Commenting on the non-cash impairment charge in the fourth quarter, James Long, INX's Chairman & CEO said "INX recently completed an analysis of goodwill and other long-lived assets for possible impairment.  INX routinely performs its impairment test annually, and in addition, is required to perform an analysis for any period at which book value exceeds market capitalization, which was the case at December 31, 2008. Similar to the experience of many public companies, INX's market capitalization declined in the fourth quarter as compared to previous periods and was significantly below book value at year-end. Based on this analysis, the Company determined there was a $13.1 million impairment of goodwill, intangible assets, and property and equipment at December 31, 2008.  The impairment was the result of decreased current and expected future cash flows from acquired operations resulting from the current economic recession.  The charge itself is a non-cash item and has no impact on the Company’s cash balances, working capital, debt balances, credit line availability or business operations."

Commenting on the financial results for the quarter, Mr. Long said “As we had expected when we issued our fourth quarter guidance on November 5, 2008, our results were adversely impacted by the weakening of economic and market conditions during the quarter, although our revenue was within the guidance we had provided for the quarter.  Revenue growth was 12.3% for the fourth quarter year-over-year, and excluding the impact of acquisitions, our revenue grew10.3% in the fourth quarter.  Our organic growth, excluding the impact of acquisitions, was better than our estimate of total U.S. market or industry growth for those periods. Thus, we believe INX continued to gain market share, both for the year and for the fourth quarter. Financial market panic and tight credit markets were contributing factors in customers continuing to delay or downsize some of their capital expenditure projects.  Gross margin on our services revenue was below our target level for the fourth quarter, which was primarily the result of lower utilization of engineering staff as revenue slowed, as well as severance costs reflected as cost of services.  Our fourth quarter operating profitability was negatively impacted by two material operating expenses, a $466,000 bad debt expense related to issues at two customers, and a $140,000 charge for settlement of our only meaningful litigation.  Excluding this bad debt expense in the fourth quarter, INX's total bad debt expense over the past five years has been well under 0.25% of total revenue, so this level in a single quarter was an unusually large amount. We apply very stringent credit criteria and we believe our accounts receivable quality is generally quite good.  The litigation settlement charge resulted from our decision to settle the only outstanding litigation associated with continuing operations rather than continue a legal battle.  Even excluding these two expense items, our operating profitability in the fourth quarter was unacceptable to us.  This unacceptable level of profitability combined with the increasing awareness that the current economic recession is likely to be deeper and more protracted than we had previously expected prompted us to take aggressive steps towards the end of the quarter to reduce costs to better align our cost structure with current market conditions.  The cost-cutting measures resulted in another unusually large expense of $311,000 for severance payments related to a 7.5% staff reduction in December.  With those cost-cutting measures behind us, we enter 2009 ready to continue our aggressive pursuit of market share gains.”

Commenting on current market conditions, Mr. Long said "It appears that the current recession is likely to last at least through the first half of 2009, and very likely through 2009 or possibly even longer.  With a strong capital position, no funded debt on our credit lines and adequate credit capacity, INX is well positioned to capture market share during a period of economic contraction and tight credit conditions.  While customer demand will likely be soft throughout 2009, INX can continue to grow relative to the market if we can continue to gain market share. We believe we can continue to gain market share in an environment in which some of our competitors have been weakened by the difficult economic conditions and tight credit markets, as we believe we did in 2008 and in most recent quarter. We also believe current market conditions will provide excellent acquisition opportunities at attractive valuations, but we plan to proceed cautiously with acquisitions during this period of economic uncertainty.  INX is fortunate to be focused on some of the highest growth areas of technology used by enterprise organizations, and the solutions that INX provides often provide a compelling return on the customer's investment.  This places INX in a position of relative strength during this period of economic difficulty.”

Commenting on actions INX has recently taken, and is continuing to take, to build long-term shareholder value, Mark Hilz, INX’s President and Chief Operating Officer said, “During the fourth quarter we continued to take steps to position the Company to maximize our opportunities in the current market conditions, and importantly, to take advantage of changes that are occurring in the technology landscape.  We continued the aggressive roll-out of our relatively new data center virtualization practice. This adds a complementary revenue source in one of the highest growth areas of enterprise infrastructure technology, and an area that provides customers with a material return on their investment.  Our data center practice, which includes storage, virtualization technology such as VMware, and specialized data center network infrastructure such as Cisco's Nexus product line, grew by 147% in 2008 to make up 8% of our total business in 2008, with our Netapp storage product sales growing 145% in 2008 and our VMware software licensing product sales expanding over twenty-fold in 2008 as compared to 2007.  Because the market for data center technology infrastructure is large, INX has an opportunity to continue to gain market share in the data center space within our current customer base.   Our decision in late 2007 to focus in particular on the healthcare sector has played a role in INX's continued growth in a difficult environment.  Revenue from the healthcare sector grew 35% in 2008 to become our number one customer category, representing 13.5% of our total revenues in 2008, and we believe the healthcare sector continues to represent a growth opportunity.  Our federal government business grew 11% in 2008. With the federal government’s aggressive infrastructure spending, our federal division is well positioned to take advantage of this significant multi-year opportunity to help upgrade the federal government’s technology infrastructure. Our efforts in marketing our managed services offerings, including both remote monitoring and management as well as disaster recovery hosting, key INX differentiators, has continued to result in increased contract bookings despite difficult market conditions.  Managed services, which provides a higher margin recurring services revenue source, grew 44% in 2008.  The voice application integration business we added through an acquisition in the fourth quarter is succeeding in differentiating INX from the competition in unified communications opportunities, as well as adding an additional services revenue source.  It is our intention to continue to manage costs aggressively during this period of weak economic conditions.  In spite of the fact that we implemented a staff reduction in December 2008 to adjust our costs downward where possible, we will continue to opportunistically add sales and engineering staff in various growth markets and practice areas to continue to drive market share gains.  While the current economic climate is negative, INX has never been in a better position to gain market share.  The actions we have taken, and continue to take, will position the Company for even stronger performance when economic activity improves in the future.”

OUTLOOK:

The following statements made by the Company are “forward-looking statements” and are subject to the Safe Harbor Statement set forth below.

While it is becoming increasingly evident that the current economic recession will be neither short nor shallow, we continue to believe that spending by enterprise organizations on the areas of technology in which INX is focused will outpace overall economic growth, and outpace the growth of total enterprise technology spending.

While we expect difficult market conditions to continue, we believe that our past efforts towards creating a strong national presence, and our relatively recent introduction or enhancements of select technology practice areas such as network security, network storage and virtualization added over the past two years, as well as most recently, enhancing our unified communications practice with the addition of voice application integration services last quarter, will result in continued growth opportunities for INX relative to overall economic and technology industry growth.

INX’s financial strength and high degree of focus and expertise in the areas of technology in which INX specializes should continue to enable INX to gain market share, as we believe we have demonstrated in the past.  We continue to try to position INX to utilize its financial strength to maximize our ability to opportunistically gain market share in an environment in which some competitors are encountering problems due to the economic and credit markets crisis.

While customers seemed to be pausing to consider their plans for technology spending around the beginning of the year, and while some customers are downsizing projects, we have been seeing signs over the past month or so that many customers are beginning to move forward with their technology spending plans, although sometimes at reduced project sizes. Contract, or order bookings started off 2009 very weak in January but improved in February as compared to January, and we expect a further improvement in March based upon our sales pipeline and recent customer activity.

Based on completed revenue for the first two months of our current first quarter, current contracts backlog, recent order bookings trends and our estimated sales pipeline, we expect total revenue for our first quarter ending March 31, 2009 to be in the range of $54 million to $60 million, representing growth in a range of negative 9% to positive 1% compared to revenue of $59.6 million for the prior year quarter, with services revenue making up between $10 million and $11 million of total revenue, representing growth of 9% to 20% compared to services revenue of $9.2 million for the prior year quarter.

CONFERENCE CALL AND WEBCAST:

An investor webcast and conference call is scheduled to begin today, March 5, 2009, at 4:30 p.m. Eastern Standard Time to present the results and the Company's updated outlook as well as provide an opportunity to answer investors' questions in a public format.

James Long, Chairman and Chief Executive Officer; Mark Hilz, President and Chief Operating Officer; and Brian Fontana, Chief Financial Officer, are scheduled to be on the call to discuss the quarter's results and answer investors' questions.

The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to that time.

To access the conference call within the U.S., dial 877-809-2547. For international/toll access, dial 706-634-9510. The conference ID is 87678644.

A slide presentation related to the information that will be presented on the call will be available for viewing during the conference call and webcast. To access the webcast presentation via the web, or download a PDF file of the slides used for the webcast, participants should access www.inxi.com/Webcasts/Q408call at least ten (10) minutes prior to the call and log in to ensure web browser compatibility. Following the call, the above link will provide investors with the ability to access the presentation and listen to the conference call.

Beginning approximately one hour after the end of the conference call and ending on June 5, 2009, a replay of the conference call will be accessible by calling either 800-642-1687 from within the U.S., or 706-645-9291 for international/toll access. The conference ID for the replay is also 87678644. The replay of the conference call for listening via the Internet, as well as a PDF file of the slide presentation used during the call, will be available by the following morning, and until at least June 5, 2009, from the Company's web site at www.inxi.com/Webcasts/Q408call.

SAFE HARBOR STATEMENT:

The statements contained in this document and conference call and related presentation that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. We do not have contracts in hand that will generate the revenue that we expect for the current and future quarters for which we attempt to predict future events in the Outlook section of this press release above.  The actual results of the future events described in the forward-looking statements could differ materially from those stated in the forward-looking statements due to numerous factors, including:

•	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems, products and services.
•	Credit and financial market conditions.
•	Whether the Company obtains anticipated contracts and other business, the timing of obtaining same, and the size and profitability of such contracts and business.
•
The Company's ability to attract and retain key management, sales and technical staff, and to successfully manage its technical employee resources, which is key to maintaining gross margin on services revenue.

•	The Company's ability to finance its business operations.
•	Risks associated with the Company’s entry into new markets and the ability of the Company to increase revenues and gain market share in recently opened new markets.
•	Risks associated with the Company’s introduction of offerings of additional areas of technology.
•	The Company's ability to obtain sufficient volumes of products for resale and maintain its relationship with its key supplier, Cisco Systems, Inc.
•	The continuance of, and the Company’s ability to qualify for, sales incentive programs from its key supplier.
•
The Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, and the risk of unexpected liabilities or loss of customers and other unforeseeable risks associated with making acquisitions.

•	The Company’s ability to grow its revenues in newly opened and/or acquired offices in new markets.
•	The Company’s ability to manage its business in a manner that results in increased revenues without a proportional increase in costs of operating its business.
•	Unexpected customer contract cancellations.
•	Unexpected losses related to customer credit risk.
•	Uncertainties related to rapid changes in the information and communications technology industries.
•	Catastrophic events.
•
Other risks and uncertainties set forth from time to time in the Company's public statements and its most recent Annual Report filed with the SEC on Form 10-K, as such may be amended from time to time, which the Company makes available on its web site in PDF format at www.inxi.com/Information/sec.asp.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's past results of operations are not necessarily indicative of its operating results for any future periods. All information in this press release is as of March 5, 2009, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com

ABOUT NON-GAAP MEASURES:

In its communications with investors, the Company references certain non-GAAP financial measures, which differ from GAAP measurements by the amount of non-cash equity compensation from continuing operations, non-cash income tax expense associated with continuing operations, and discontinued operations. The Company believes that providing non-GAAP net income in its communications with investors is useful to investors for a number of reasons. As presented, the non-GAAP net income provides a consistent basis of presentation for investors to understand the Company’s financial performance in comparison to historical periods using the same methodology and information that the Company’s management uses to evaluate the Company’s performance, which the Company believes is useful to investors. A reconciliation of non-GAAP financial measures to GAAP basis can be found below (amounts in thousands except share and per share amounts).

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
GAAP net (loss) income	$(15,188)	$1,311	$(12,638)	$3,735
Equity-based compensation expense from continuing operations	500	223	1,655	743
Non-cash income tax expense (benefit) from continuing operations	173	(402)	1,763	(402)
Impairment charge	13,071	—	13,071	—
Discontinued operations	(14)	14	(37)	(83)
Non-GAAP net (loss) income	$(1,458)	$1,146	$3,814	$3,993
Non-GAAP net (loss) income per diluted share	$(0.17)	$0.14	$0.47	$0.50
Shares used in computing non-GAAP net (loss) income per diluted share	8,655,761	8,408,437	8,133,165	8,027,286

INX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2008	2007
Revenue:
Products	$51,628	$48,621
Services	11,953	7,978
Total revenue	63,581	56,599
Cost of goods and services:
Products	42,787	39,868
Services	8,862	5,189
Total cost of goods and services	51,649	45,057
Gross profit	11,932	11,542
Selling, general and administrative expenses	13,934	10,395
Impairment charge	13,071	—
Operating (loss) income	(15,073)	1,147
Interest and other income (expense), net	49	(79)
(Loss) income from continuing operations before income taxes	(15,024)	1,068
Income tax expense (benefit)	178	(257)
Net (loss) income from continuing operations	(15,202)	1,325
Income (loss) from discontinued operations, net of taxes	14	(14)
Net (loss) income	$(15,188)	$1,311

Net (loss) income per share:
Basic:
Net (loss) income from continuing operations	$(1.75)	$0.18
Loss from discontinued operations, net of taxes	—	(0.01)
Net (loss) income per share	$(1.75)	$0.17
Diluted:
Net (loss) income from continuing operations	$(1.75)	$0.16
Loss from discontinued operations, net of taxes	—	—
Net (loss) income per share	$(1.75)	$0.16
Shares used in computing net (loss) income per share:
Basic	8,655,761	7,499,620
Diluted	8,655,761	8,408,437

INX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2007
	(Unaudited)
Revenue:
Products	$213,125	$180,311
Services	46,032	27,656
Total revenue	259,157	207,967
Cost of goods and services:
Products	175,244	148,564
Services	32,756	19,756
Total cost of goods and services	208,000	168,320
Gross profit	51,157	39,647
Selling, general and administrative expenses	48,734	36,152
Impairment charge	13,071	—
Operating (loss) income	(10,648)	3,495
Interest and other income (expense), net	(16)	(79)
(Loss) income from continuing operations before income taxes	(10,664)	3,416
Income tax expense (benefit)	2,011	(236)
Net (loss) income from continuing operations	(12,675)	3,652
Income from discontinued operations, net of taxes	37	83
Net (loss) income	$(12,638)	$3,735

Net (loss) income per share:
Basic:
Net (loss) income from continuing operations	$(1.55)	$0.52
Income from discontinued operations, net of taxes	—	0.01
Net (loss) income per share	$(1.55)	$0.53
Diluted:
Net (loss) income from continuing operations	$(1.55)	$0.45
Income from discontinued operations, net of taxes	—	0.02
Net (loss) income per share	$(1.55)	$0.47
Shares used in computing net (loss) income per share:
Basic	8,133,165	7,026,623
Diluted	8,133,165	8,027,286

INX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,937	$9,340
Accounts receivable — trade, net of allowance of $735 and $470	52,866	45,128
Inventory, net	2,406	1,439
Deferred income taxes	—	2,100
Other current assets	1,275	2,062
Total current assets	67,484	60,069
Property and equipment, net of accumulated depreciation of $5,429 and $3,728	5,207	4,421
Goodwill	12,238	16,603
Intangible assets, net of accumulated amortization of $2,346 and $1,592	2,365	3,148
Total assets	$87,294	$84,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$91	$6,200
Current portion of capital lease obligations	77	—
Accounts payable	45,172	37,233
Accrued payroll and related costs	4,258	3,788
Accrued expenses	2,615	1,575
Other current liabilities	1,072	1,440
Total current liabilities	53,285	50,236
Long-term liabilities:
Long-term portion of capital lease obligations	163	—
Deferred income taxes	—	1,565
Other long-term liabilities	250	413
Total long-term liabilities	413	1,978
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized, 8,709,304 and 7,548,892 issued	87	75
Additional paid-in capital	50,692	36,497
Accumulated deficit	(17,183)	(4,545)
Total stockholders’ equity	33,596	32,027
Total liabilities and stockholders’ equity	$87,294	$84,241